Exhibit 99.1

Contacts:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740

Baker Hughes Announces Organizational Changes

Houston, Texas — April 12, 2005. Baker Hughes Incorporated (NYSE:BHI) announced today that Edwin C. “Ed” Howell, President of Baker Petrolite, has decided to retire after 30 years of service with the company. John A. “Andy” O’Donnell, President of Baker Hughes Drilling Fluids, will succeed Mr. Howell as President of Baker Petrolite. Richard L. Williams, Vice President of Eastern Hemisphere Operations for Baker Oil Tools, will succeed Mr. O’Donnell as President of Baker Hughes Drilling Fluids.

James R. “Rod” Clark, Baker Hughes President and Chief Operating Officer, said, “During his tenure with the company Ed Howell has been instrumental in the success of both Baker Oil Tools and Baker Petrolite. During his 14 years as President of Baker Oil Tools, he oversaw the development of new products, and guided the division into new markets, increasing revenues significantly. While we will miss his day-to-day contributions and leadership, we are fortunate that Ed will continue to work with Baker Hughes for the year following his retirement on May 2, 2005 as a special consultant to Chad Deaton and me. We wish Ed all the best in his retirement.”

Mr. Clark continued, “Andy O’Donnell is a proven leader, and with his experience he will continue to build upon the success that Baker Petrolite has achieved over the past several years. Richard Williams brings to his new role a proven track record of achievement and we are pleased to have someone with his experience and skill to assume the role of President of Baker Hughes Drilling Fluids.”

Biographical Information

John A. “Andy” O’Donnell (57) will be appointed President of Baker Petrolite beginning May 2005. He is currently President of Baker Hughes Drilling Fluids, a position he has held since Baker Hughes Drilling Fluids was separated from the INTEQ division in July 2004. Prior to joining INTEQ as Vice President and General Manager of Drilling Fluids, he was President of Baker Process, which was divested in early 2004. Earlier in his career Mr. O’Donnell managed Project Renaissance, an enterprise-wide re-engineering effort, completed in 2001 and served as vice president-manufacturing for Baker Oil Tools. He joined Hughes Tool Company in 1975 and holds a B.S. degree from the University of California and an M.B.A. degree from Pepperdine University.

Richard L. Williams (49) will be appointed President of Baker Hughes Drilling Fluids in May 2005. Prior to accepting this position Richard served in various marketing roles at Baker Oil Tools and INTEQ, including most recently Vice President of Eastern Hemisphere Operations for Baker Oil Tools and Worldwide Marketing Vice President for INTEQ. Richard began his career with Baker Hughes in 1975 as a Field Engineer with Baker Oil Tools. He holds an Associates degree in Petroleum Technology from Lincoln College in Illinois and a Bachelor of Business degree from the University of Phoenix.

Edwin C. “Ed” Howell (57) will retire from the company in May 2005. He served as President of Baker Petrolite since 2003 and as President of Baker Oil Tools from 1989 through 2003. Mr. Howell joined Baker Hughes in 1975 as an oilfield chemicals sales/service engineer for Baker Performance Chemicals where he served for 14 years before transferring to Baker Oil Tools. He received both his bachelor’s degree and Master in Business Administration from the University of Southern California.

Forward Looking Statements

This news release (and any oral statements) may contain forward-looking statements with in the meaning of Section 27A or the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Additional information and risk factors are contained in our Form 10-K for the fiscal year ended December 31, 2004 and other filings with the SEC about the risks and uncertainties that could cause actual results to be different. The company’s SEC filings can be viewed at http://www.bakerhughes.com . The company assumes no responsibility to update any of the information referenced in this news release.

Baker Hughes is a leading provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.